Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 3rd day of February, 2005, (the “effective date”) is between eDiets.com, Inc., a Florida corporation (the “Company”), and Ciaran G. McCourt (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive to serve as Managing Director of its European operations and then as the Chief Operating Officer of the Company, and the Executive desires to accept such employment, all on the terms and subject to the conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. Engagement. The Company hereby engages the Executive and the Executive hereby accepts such engagement upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall commence on or before February 3, 2005 (the “Commencement Date”), and shall remain in effect until February 3, 2008 (the “Initial Term”). This Agreement shall also terminate at such time as the Company, or the Executive, gives written notice of termination of this Agreement pursuant to Section 11 of this Agreement.

3. Duties. The Company hereby engages the Executive to serve as the President and Chief Operating Officer of the Company and, as such, he shall perform all duties commonly incident to the office of the President and Chief Operating Officer, including such additional duties as the Board of Directors of the Company (the “Board”) shall prescribe from time to time.

4. Performance of Duties. During the term of this Agreement, the Executive shall devote his full working time, ability and attention to the business of the Company. The Executive may invest his personal assets in any manner that does not compete with the Company (including the purchase and ownership of publicly traded securities, provided such ownership is for private investment purposes only), and may serve as a director of other corporations or entities that do not compete with the Company in any of its existing markets or services, upon prior written approval of the Board.

5. Compensation.

A. Salary. The Company shall pay the Executive a salary of $225,000 per year (the “Base Salary”). The Executive’s Base Salary shall be payable within the established payroll cycle for the Company’s salaried officers or employees. Salary payments shall be subject to federal withholding and other applicable payroll deductions and taxes. The Executive’s Base Salary shall be reviewed annually by the Board, and shall be subject to increase in the discretion of the Board or the designated committee thereof.

B. Benefits. During the term of this Agreement, the Executive shall be eligible to participate in all group insurance plans of the Company, and other existing or new perquisites or benefits offered to executive management of the Company. The Executive shall also be entitled to twenty (20) days of paid time off each year. Unused paid time off may be carried forward and Executive is entitled to time off for public holidays in accordance with company policy.

C. Incentive Bonus. The Company has not implemented a bonus program. In the event that the Company implements such a program, the Executive shall be entitled to receive an annual incentive bonus at the discretion of the Board or the designated committee thereof, within 60 days following the Company’s fiscal year end, during the Initial Term and any extension period. Eligibility for any such annual incentive bonus shall be within the sole discretion of the Board and shall be subject to satisfaction of the performance objectives established by the Board and provided in writing to the Executive.

D. Stock Options. On the Commencement Date, the Executive will be granted a non-qualified stock option under the Company’s 1999 Stock Option Plan (the “Plan”) exercisable for an aggregate of 150,000 shares of the Company’s Common Stock at an exercise price of fair market value on the Commencement Date (the “Option”), as calculated pursuant to Paragraph V(A) of the Plan. 50,000 shares shall vest upon the one year anniversary of the Commencement Date with the remaining shares vesting in increments of 50,000 shares each on the two and three year anniversaries of the Commencement Date, provided the Executive is employed by the Company on each of those dates.

The Option, and any other options granted by the Company to the Executive, shall fully vest upon a termination of this Agreement by the Company without “cause” or by the Executive for “good reason” (as such terms are defined in Section 11 below), or upon a “Change of Control.” A “Change of Control” shall be deemed to have occurred if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger continue to control the surviving corporation immediately after the merger and other than a merger of the Company with an affiliate of the Company, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 80% or more of the combined voting power of the Company’s outstanding voting securities.

6. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement upon presentation by the Executive to the Company of appropriate documentation indicating the amount and purpose for such expense, including the expenses associated with the Executive’s and his family’s relocation from Ireland to the United States, as well as the reasonable expenses associated with a reasonable number of trips by Executive and his family back to Ireland during the term of this Agreement.

7. Agreement not to Disclose Trade Secrets or Confidential Information. Upon the effective date of this Agreement and for two years after its termination, the Executive shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by the Executive during the course and solely as a result of his service with the Company or any of its affiliates (collectively, the “Company Affiliates”). As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design, list of suppliers, list of customers or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information of the Company or any of the Company Affiliates that is for use, or is used, in the operation of the Company or any of the Company Affiliates’ businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive agrees to return to the Company any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement.

8. Covenant not to Compete. Provided this Agreement is not terminated by the Company hereunder without “cause” or by the Executive hereunder for “good reason” (as such terms are defined in Section 11 below), the Executive shall not after the effective date of this agreement and for twelve (12) months after its termination (A) enter into any employment, consulting or other similar business relationship where the duties or responsibilities of the Executive are the same, or substantially the same, as his duties and responsibilities hereunder, or (B) acquire a 20% or greater ownership interest in or enter into any other similar arrangement, with any company, partnership, joint venture or other business organization that competes directly or indirectly with the business of the Company or any of the Company Affiliates as of the time of such termination in any geographic area in which the Company or any of the Company Affiliates conduct business as of the time of such termination. The Executive acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 9 will be inadequate and, accordingly, the Executive covenants and agrees that the Company or any of the Company Affiliates shall, in addition to any other rights or remedies that the Company or any of the Company Affiliates may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Executive from any violation of this Section. Such right to obtain injunctive relief may be exercised, at the option of the Company or any of the Company Affiliates, in addition to, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company or any of the Company Affiliates may have as a result of any such breach or threatened breach.

9. Death or Disability. In the event of the Executive’s death during the term of this Agreement, this Agreement and the Executive’s future Base Salary, incentive compensation and benefits shall automatically be terminated, except for (a) any vested but unexercised portion of the Option (and any other stock options granted under the Plan), which shall be exercisable in accordance with the terms thereof, and (b) accrued but unpaid allowances and expense reimbursements due to the Executive and applicable death benefits, if any. If the Executive becomes unable to perform his employment duties during the term of this Agreement because of the “disability” of the Executive, the Company may terminate this Agreement and the Executive’s employment hereunder. In such event, the Company shall pay to the Executive his unpaid Base Salary through the twelfth month following the date of termination of this Agreement at the then-effective rate and all accrued but unpaid allowances and expense reimbursements, plus any incentive bonus compensation accrued with respect to any previous fiscal year. As used herein, “disability” means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties on a full-time basis for three consecutive months, or for an aggregate of six months in any consecutive 12-month period, and a physician selected by the Company is of the opinion that (A) he is suffering from “total disability” as defined in the Company’s disability insurance program or policy and (B) within 30 days after written notice thereof is given by the Company to the Executive, the Executive shall not have returned to the performance of his duties on a full-time basis.

10. Termination by the Company or the Executive.

A. Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder “for cause” at any time. As used herein, for “cause” shall mean any one of the following:

(1)	The willful breach or habitual neglect by the Executive of his job duties and responsibilities; or

(2)	Conviction of any felony, excluding minor traffic offenses; or

(3)	Commission of an act of fraud, embezzlement or material misappropriation or dishonesty against the Company or any Company Affiliate; or

(4)	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

(5)	A material breach of this Agreement.

In the event the Company terminates the Executive’s employment for cause, the Executive’s Base Salary, incentive compensation, benefits, and the unexercised portion of the Option (and any other stock options granted under the Plan) shall automatically terminate as of the effective date of such termination.

With respect to matters set forth in subsections (1), (3), (4) or (5) above, the Company shall give prompt notice to the Executive if it believes grounds for termination under any of such provisions exist, and the Executive shall have a reasonable period of time to respond and to cure any such grounds for “cause” as may be alleged or to reply to any such claims or charges. Termination under such provisions shall be warranted only after the Board has determined in good faith that such “cause” exists after having afforded the Executive the opportunity to respond or to cure as set forth above.

B. Termination by the Executive Without Good Reason. The Executive may terminate this Agreement and his employment with the Company without “good reason” (as defined below) upon 60 days’ prior written notice to the Company. In such a case, the Executive may be required to perform his business duties and shall be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require the Executive to depart from the Company upon receiving said 60 days’ notice from the Executive of the termination of this Agreement. In such event, the Company shall pay to the Executive an amount equal to 60 calendar days of his Base Salary at the then-effective rate and all accrued but unpaid allowances and expense reimbursements, and the Executive shall not be entitled to receive any other compensation or severance allowance under this Agreement. The Option (and any other stock options granted under the Plan) shall be exercisable in accordance with the terms thereof.

C. Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate this Agreement and the Executive’s employment without cause at any time upon 60 days’ prior written notice to the Executive. The Executive shall have the right to terminate this Agreement at any time for “good reason.” As used herein, “good reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (i) the assignment to the Executive of duties and responsibilities that are inconsistent, in a material and adverse respect, with the scope of the duties and responsibilities usually vested in similarly situated executives, are unethical, or illegal; (ii) a material reduction in the benefits payable to the Executive; (iii) a requirement, after the Transition Date, by the Company that the Executive perform the Executive’s primary duties at a location outside of Broward and Palm Beach Counties in the state of Florida, USA. The Company shall pay to the Executive on the date of termination without cause or for good reason a severance allowance of an amount equal to twelve months’ Base Salary at the then-effective rate, plus all accrued but unpaid allowances and expense reimbursements. The Company will also reimburse the Executive for expenses relating to the extension of health benefits under COBRA for a period of three months after termination. The Option (and any other Stock Options granted under the Plan) shall be exercisable in accordance with the terms thereof.

11. Indemnification. The Executive shall be entitled to indemnification from the Company to the fullest extent permitted under the Company’s then-current Articles of Incorporation and Bylaws and under the law of the jurisdiction of the Company’s incorporation as may be in effect from time to time. The Company shall use its reasonable best efforts to obtain coverage for the Executive under any insurance policy obtained during the term of this Agreement that covers the officers and directors of the Company against liability in connection with their service to the Company.

12. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below or to such changed address as the party may have fixed by notice:

To the Executive:

Telephone No.:
Facsimile No.:

To the Company:	Chairman of the Board
David Humble
3801 West Hillsboro Blvd.
Deerfield Beach, FL 33442
Telephone No.: (954) 360-9022
Facsimile No.: (954) 570-9041

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

13. Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto.

14. Binding Effect. This Agreement shall bind the parties hereto, their respective successors and permitted assigns.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with the Executive in connection with the subject matter hereof.

16. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of Florida and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Florida over any action arising out of or related to this Agreement.

17. Survival. All covenants, agreement, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the termination of this Agreement and the employment of the Executive hereunder.

18. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

19. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE:

/s/ Ciaran G. McCourt
Ciaran G. McCourt

COMPANY:

eDiets.com, Inc., a Delaware corporation

By:	/s/ David R. Humble
David R. Humble
Chairman of the Board